UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 11, 2009

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 8.01	Other Events.

On November 11, 2009, Advanced Micro Devices, Inc. (“AMD” or the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) and a Patent Cross License Agreement (the “Cross License Agreement”) with Intel Corporation (“Intel”).

Settlement Agreement

The Settlement Agreement provides that Intel will pay $1.25 billion to the Company within 30 days of execution of the Settlement Agreement. The Settlement Agreement also includes mutual releases of all claims between the Company and Intel, including specified claims under the existing Cross License Agreements between the parties. With respect to claims regarding Intel’s business practices, the Company released all claims through the date of the Settlement Agreement. The Company has also agreed to dismiss with prejudice its actions against Intel currently pending in Delaware and Japan and to withdraw all of its regulatory complaints against Intel worldwide.

Pursuant to the Settlement Agreement, Intel has agreed to abide by a set of business practice provisions. These provisions prohibit Intel from, among other things, with respect to the microprocessor market:

a)	Offering inducements to customers in exchange for their agreement to buy all of their microprocessor needs from Intel, whether on a geographic, a market segment, a product segment or distribution channel basis;

b)	Offering inducements to customers in exchange for their agreement to limit or delay their purchase of microprocessors from AMD, whether on a geographic, a market segment or any other basis;

c)	Offering inducements to customers in exchange for their agreement to limit their promotion, production or distribution of products containing AMD microprocessors;

d)	Offering inducements to customers in exchange for their agreement to abstain from or delay their participation in AMD product launches, announcements, advertising or other promotional activities;

e)	Offering inducements to retailers or distributors to limit or delay their purchase or distribution of computer systems or platforms containing AMD microprocessors; and

f)	Withholding any benefit or threatening retaliation against anyone for their refusal to enter into a prohibited arrangement such as those set forth above.

The Settlement Agreement terminates after 10 years from the date of the Settlement Agreement. The business practice restrictions set forth above terminate upon the earliest of (a) 10 years from the date of the Settlement Agreement, (b) the date upon which Mercury Research reports that Intel has less than a 65% market share in the Worldwide PC Market Segment for four consecutive quarters and (c) any attempt by the Company to transfer its rights or obligations under the Settlement Agreement, except as expressly provided in the Settlement Agreement.

Cross License Agreement

Under the Cross License Agreement, Intel has granted to the Company and the Company’s subsidiaries, and the Company has granted to Intel and Intel’s subsidiaries, non-exclusive, royalty-free licenses all patents that are either owned or controlled by the parties that are either owned or controlled by the parties at any time that have a first effective filing date or priority date prior to the five-year anniversary of the effective date of the Cross License Agreement (the “Capture Period”) to make, have made, use, sell, offer to sell, import and otherwise dispose of certain semiconductor- and electronic-related products anywhere in the world. Under the Cross License Agreement, Intel has rights to make semiconductor products for third parties, but the third party product designs are not licensed as a result of such manufacture. The Company has rights to perform assembly and testing for third parties, but not rights to make semiconductor products for third parties.

The term of the Cross License Agreement continues until the expiration of the last to expire of the licensed patents, unless earlier terminated. A party can terminate the Cross License Agreement or the rights and licenses of the other party if the other party materially breaches the Cross License Agreement and does not correct the material breach within 60 days. Upon such termination the terminated party’s license rights terminate but the terminating party’s license rights continue, subject to that party’s continued compliance with the terms of the Cross License Agreement. The Cross License Agreement and the Capture Period will automatically terminate if a party undergoes a Change of Control (as defined in the Cross License Agreement), and both parties’ licenses will terminate. Upon the bankruptcy of a party, that party may assume, but may not assign, the Cross License Agreement, and in the event that the Cross License Agreement cannot be assumed, the Cross License Agreement and the licenses granted will terminate.

As a result of the execution of the Cross License Agreement, a Reconciliation Event, as defined in the Shareholders’ Agreement among the Company, Advanced Technology Investment Company LLC and GLOBALFOUNDRIES Inc. (“GF”) dated as of March 2, 2009, has occurred. As a result, the Company’s designees on the GF board of directors will decrease from four to three.

The foregoing descriptions of the Settlement Agreement and the Cross License Agreement are qualified in their entirety by reference to the Settlement Agreement and the Cross License Agreement attached hereto as Exhibit 10.1 and Exhibit 10.2, which are each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement dated as of November 11, 2009, between the Company and Intel.

*10.2	Patent Cross License Agreement dated as of November 11, 2009, between the Company and Intel.

*	Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. These portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2009	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Patricia K. Wells
	Name:	Patricia K. Wells
	Title:	Corporate Vice President, Staff Operations, and Corporate Secretary

Exhibit Index.

Exhibit No.	Description

10.1	Settlement Agreement dated as of November 11, 2009, between the Company and Intel.

*10.2	Patent Cross License Agreement dated as of November 11, 2009, between the Company and Intel.

*	Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. These portions have been filed separately with the Securities and Exchange Commission.